EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-30412 on Form S-3, and Nos. 333-39055, 333-43934, 333-51229, 333-58522 and 333-122387 on Form S-8 of our reports dated September 15, 2005 relating to the consolidated financial statements and financial statement schedule of Pericom Semiconductor Corporation and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Pericom Semiconductor Corporation for the year ended July 2, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 15, 2005